AMENDMENT TO SCHEDULE A OF

SUB-ADVISORY AGREEMENT

LINCOLN VARIABLE INSURANCE PRODUCT TRUST

THIS AMENDMENT TO SCHEDULE A with respect to the Sub-Advisory Agreement executed as of October 1, 2014, effective May 1, 2017, is between Lincoln Investment Advisors Corporation, a Tennessee corporation (“Lincoln Investment Advisors”) and Delaware Investments Fund Advisers, a series of Delaware Management Business Trust, a Delaware statutory trust (“Delaware”).

Recitals

1.         Lincoln Investment Advisors currently serves as investment adviser to the Lincoln Variable Insurance Products Trust (the “Trust”);

2.         Lincoln Investment Advisors has contracted with Delaware for Delaware to serve as sub-adviser to the LVIP Delaware Foundation Aggressive Allocation Fund (the “Fund”) pursuant to a Sub-Advisory Agreement dated October 1, 2014;

3.         Lincoln Investment Advisors has changed the name of the Fund to LVIP Delaware Wealth Builder Fund;

4.         Delaware and Lincoln Investment Advisors have agreed to reduce the sub-advisory fee payable to Delaware on the Fund.

Representations

A.         Delaware represents that it will not reduce the quality or quantity of its services to the Fund under the Agreement as a result of the reduced fee schedule set forth in this Amendment, however Delaware makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Fund or that the Fund will perform comparably with any standard or index, including other clients of Delaware.

B.         Lincoln Investment Advisors represents and warrants that: (i) it will not reduce the quality or quantity of its services to the Fund under the Agreement as a result of the reduced fee schedule contained in this Amendment; and (ii) approval of this revised fee schedule and the name change of the Fund has been obtained from the Trust’s Board of Trustees at the in-person meetings held on December 5-6, 2016.

Amendment

Now therefore, for good and valuable consideration, receipt whereof is hereby acknowledged, the parties agree as follows:

1.             The recitals are incorporated herein and made a part hereof.

2.             The representations made herein are incorporated and made a part hereof.

3.             Schedule A shall be deleted and replaced with the attached amended Schedule A effective May 1, 2017, to reflect the name change and the reduction in the sub-advisory fee for the Fund paid by Lincoln Investment Advisors to Delaware.

4.         The Agreement, as amended by this Amendment, is ratified and confirmed.

5.         This Amendment may be executed in two or more counterparts which together shall constitute one instrument.

LINCOLN INVESTMENT ADVISORS CORPORATION
ATTEST:	BY: /s/ Jayson R. Bronchetti
Jayson R. Bronchetti
TITLE:	TITLE: President
DELAWARE INVESTMENTS FUND ADVISERS
ATTEST:	BY: /s/ Susan Natalini
Susan Natalini
TITLE:	TITLE: Senior Vice President

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